UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

RAMBUS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2017

To our stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Thursday, April 20, 2017

Time:	9:00 a.m., Pacific Time

Place:	Attend the annual meeting online at www.virtualshareholdermeeting.com/RMBS2017.

The following matters will be voted on at the Annual Meeting:

1.	Election of three Class II directors;

2.	Advisory vote to approve named executive officer compensation;

3.	Advisory vote on the frequency of holding an advisory vote on named executive officer compensation;

4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which is available at www.proxyvote.com. This notice, the Notice of Internet Availability, the 2016 Annual Report and our Proxy Statement for our 2017 annual stockholder meeting and form of proxy are being made available to stockholders on March 9, 2017.

Only stockholders of record as of February 22, 2017, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the proxy card. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares at the meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read our Proxy Statement carefully. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors
Jae Kim
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

March 9, 2017

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT WWW.PROXYVOTE.COM, AS INSTRUCTED ON THE PROXY CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE

RAMBUS INC.

PROXY STATEMENT

FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

i

RAMBUS INC.

PROXY STATEMENT

FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Rambus Inc. (“Rambus,” “we,” “us” or the “Company”) is providing these proxy materials to you for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 20, 2017 at 9:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The purpose of the Annual Meeting is described in the Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/RMBS2017. You will be able to vote during the meeting.

Our principal executive offices are located at 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089; our telephone number is (408) 462-8000. The Notice of Internet Availability (the “Internet Notice”) was first mailed on or about March 9, 2017 to stockholders of record as of February 22, 2017 and these proxy solicitation materials combined with the Annual Report for the fiscal year ended December 31, 2016, including our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) were first made available to you on the Internet, on or about March 9, 2017. We maintain a website at www.rambus.com. The information on our website is not a part of this Proxy Statement.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend

You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner as described below, as of the close of business on February 22, 2017 (the “Record Date”).

Stockholders of Record. If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/RMBS2017. Stockholders may vote while attending the meeting on the Internet.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares.

Internet Notice	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Internet Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Internet Notice. In addition, the Internet Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are changing or terminating your request.

Who May Vote

You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 111,619,146 shares of common stock outstanding, which were held of record by approximately 515 stockholders. You are entitled to one vote for each share of our common stock that you own.

As of the Record Date, we had no shares of preferred stock outstanding.

Voting Your Proxy

Stockholders of Record. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•      voting via the internet at www.proxyvote.com;

•      voting by telephone at 1-800-690-6903; or

•      voting by mail (if you requested printed copies of the proxy materials to be mailed to you), by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

Even if you vote your shares by proxy, you may also choose to attend the Annual Meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” all of the proposals described herein.

Beneficial Owners. If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote

Stockholders of Record. If you would like to change your vote you can do so in the following ways:

•      deliver written notice of your revocation to our Corporate Secretary prior to the Annual Meeting;

•      deliver a properly executed, later dated proxy prior to the Annual Meeting;

•      vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted); or

•      attend the Annual Meeting and vote at the meeting.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners. If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you, you can change your vote only by following your broker or nominee’s directions for doing so.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies in person or by telephone. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Morrow & Sodali LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Morrow & Sodali LLC a fee of up to approximately $9,000 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote are represented at the meeting or by proxy.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•      “FOR” the election of Ronald Black, Penelope A. Herscher and Eric Stang as Class II directors;

•      “FOR” the advisory vote to approve named executive officer compensation, as disclosed in this Proxy Statement;

•      “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on named executive officer compensation; and

•      “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Abstentions and Broker Non-Votes

We treat shares that are voted “ABSTAIN” in person or by proxy as being:

•      present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•      entitled to vote on a particular subject matter at the Annual Meeting.

In the election of directors, any vote you make that is “ABSTAIN” for any nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the other proposals, an “ABSTAIN” vote is the same as voting against the proposal.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Thus, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count. If you hold your common stock through a broker and you do not instruct your broker how to vote on Proposals One, Two and Three, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Your broker will continue to have discretion to vote any uninstructed shares on Proposal Four, the Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.

Procedure for Submitting Stockholder Proposals

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of our bylaws and the proxy rules established by the SEC.

Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2018 Annual Meeting of Stockholders must be received by us no later than November 9, 2017 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules, our bylaws establish an advance notice procedure for proposals that a stockholder wants to have included in our proxy statement relating to a meeting or to have brought before the meeting. To be timely, a stockholder proposal must be received by the Company’s Secretary/General Counsel at the principal executive offices of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our Corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary/General Counsel.

Communication With the Board of Directors

Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication. The summary and response will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the stockholder communication to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be forwarded to the addressee(s).

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2016 Annual Meeting of Stockholders was attended by all of the members of our Board of Directors.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or http://investor.rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2017

The Notice and Proxy Statement, Annual Report to Stockholders and Form 10-K Combo document are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven members who are divided into two classes with overlapping two-year terms. As of the date of this proxy statement, we have four Class I directors and three Class II directors, as noted under “Nominees” below. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees

Three Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2019. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Ronald Black, Penelope A. Herscher and Eric Stang for election as Class II directors.

If any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	The Company’s bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The Board of Directors, after taking into consideration the recommendation of the Corporate Governance/Nominating Committee of the Board, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election. There are no cumulative voting rights in the election of directors. Stockholders as of the Record Date may vote their shares for or against some, all or none of the Class II nominees.

Information About Nominees and Other Directors

The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class II nominees and other directors as of February 22, 2017. This information includes the specific experience, qualifications, attributes and skills that led to our Board of Directors’ conclusion that the person should serve as a director.

Incumbent Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience
Ronald Black, Ph.D.	53	Dr. Black has served as our chief executive officer and president since June 2012 and as a director since July 2012. Dr. Black was previously the Managing Director of R.D. Black & Company, a consulting firm, since August 2011. From September 2010 to August 2011, Dr. Black was the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace. From June

Name	Age	Principal Occupation and Business Experience

2009 to October 2010, Dr. Black served as Chairman and CEO of UPEK, Inc. Dr. Black currently serves as a board member of Energy Focus Inc, a publicly held LED lighting technology developer, Ultratech, Inc., a publicly held company that designs, builds and markets manufacturing systems of the global technology industry, Microfabrica Inc., a privately held high precision metal parts fabricator, and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms. From 2012 to March 2015, Dr. Black served on the board of EnOcean GmbH, a German-based company that manufactures and markets energy harvesting technology, sensors, and radio frequency communication. From September 2010 to November 2012, he served as a board member of AuthenTec, Inc., which he joined following the AuthenTec-UPEK merger in September 2010 and from 2007 to 2013, he served as a board member of Inside Contactless, a France-based company engaged in the semiconductors and information technology industry. From September 2004 to June 2009, he was chief executive officer of Wavecom S.A., a publicly traded French wireless solutions company. Dr. Black holds a Bachelor of Science, a Masters of Science, and a Ph.D. in materials science and engineering from Cornell University in Ithaca, N.Y.

Dr. Black’s status as our chief executive officer, his record as a leader of various technology companies, both domestic and foreign, and his deep technical expertise led the Board of Directors to conclude that he should serve as a director.

Penelope A. Herscher	56

Ms. Herscher has served as a director since July 2006. She currently holds the position of Executive Chairman of FirstRain, Inc., a custom-configured, on-demand intelligence services firm, which she joined in 2005. Ms. Herscher previously held the position of president and chief executive officer of FirstRain, Inc., from 2004 to 2015, executive vice president and chief marketing officer at Cadence Design Systems from 2002 to 2003, and executive vice president and general manager, Design and Verification Business during the second half of 2003. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a B.A. with honors, M.A. in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of FirstRain, Lumentum Holdings, and Saxonix. She has also served on the board of several non-profit institutions, including JDS Uniphase Corporation, which split into two companies Lumentum Holdings and Viavi Solutions.

Ms. Herscher’s experience as chief executive officer of technology companies, the successful sale of a company under her leadership to a larger technology company and her years of business and leadership experience led the Board of Directors to conclude that she should serve as a director.

Name	Age	Principal Occupation and Business Experience
Eric Stang	57

Mr. Stang has served as a director since July 2008 and has served as Chairman of the Board since March 2013. Mr. Stang currently serves as chairman, president and chief executive officer of Ooma, Inc., a cloudbased communications and connected services company that went public in July 2015. He has held the position of Chairman since December 2014 and the positions of President, chief executive officer and director since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid state memory products from 2001 to 2006 and Chairman from 2004 to 2006. He currently serves on the board of Invensense, Inc., a publicly traded motion sensing hardware and motion processing technology company. Mr. Stang received his A.B. from Stanford University and M.B.A. from the Harvard Business School. Mr. Stang also serves on the boards of private companies.

Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

The Board unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

Incumbent Class I Directors Whose Terms Expire in 2018

Name	Age	Principal Occupation and Business Experience
J. Thomas Bentley	67

Mr. Bentley has served as a director since March 2005, and served as Chairman of the Board from June 2011 to March 2013. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc.

Mr. Bentley’s financial expertise and years of business and leadership experience, including fifteen years as a co-founder of a financial advisory firm, allow him to provide strategic guidance to us and led the Board of Directors to conclude that he should serve as a director. In addition, our Board of Directors’ determination that Mr. Bentley is the Audit Committee “financial expert” lends further support to his financial acumen and qualifications for serving on our Board of Directors.

E. Thomas Fisher	62	Mr. Fisher has served as a director since January 2015. He is currently senior vice president and chief technology officer of MapR Technologies. From June 2011 to February 2017, Mr. Fisher served as senior vice president and chief information officer (“CIO”) of Global Commercial Cloud Services at Oracle Corporation. Prior to joining Oracle, Mr. Fisher served as CIO and vice president of Cloud Computing at SuccessFactors, Inc., now SAP, from April 2009 to June 2011. Prior to joining

Name	Age	Principal Occupation and Business Experience

SuccessFactors, Mr. Fisher spent seven years at Qualcomm where he served as CIO of CDMA Technologies. Before Qualcomm, he was vice president and acting chief technology officer at eBay Inc. Mr. Fisher holds a bachelor of arts degree from the University of North Carolina in Charlotte.

Mr. Fisher’s experience as a technology officer of high technology companies, his experience with cloud based products and services as well as his business and leadership experience allow him to provide strategic guidance to the Board and the Company, which led the Board of Directors to conclude that he should serve as a director.

Charles Kissner.	69

Mr. Kissner has served as a director since July 2012. He is currently the Chairman of the Board of ShoreTel Inc., a business communications systems company. From January 2007 to February 2015, he was Chairman of Aviat Networks and from June 2010 to July 2011, Mr. Kissner was Chairman and CEO. From 2010 to 2015, he served on the board of Meru Networks, a technology leader in the enterprise wireless systems market. From 1995 to 2006, he served as Chairman and CEO of Stratex Networks, a global provider of wireless transmission solutions. Mr. Kissner previously was Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, President and CEO of Aristacom International, a communications software company, Executive Vice President of Fujitsu Network Switching, Inc., and held a number of executive positions at AT&T (now Alcatel-Lucent). He has also served on a number of other public and private boards, as well as not-for-profit boards such as the NPR Foundation and Angel Flight, Inc. He currently serves as Chairman of non-profit KQED Public Media. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

Mr. Kissner’s experience as a director and executive of wireless technology and networking companies and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

David Shrigley	68

Mr. Shrigley has served as a director since October 2006. He was most recently the Executive Chairman of Soil and Topography Information, Inc. Mr. Shrigley was a member of the board of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market from November 2006 to December 2008, and was its chief executive officer from March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks, a network hardware company. Mr. Shrigley served in various executive positions at Intel Corporation, including vice president and general manager of Asia Pacific sales and marketing operations based in Hong Kong, and vice president and general manager, corporate marketing. Mr. Shrigley holds a B.S. in Business Administration from Franklin University.

Mr. Shrigley’s experience as a director and executive officer of high technology companies, his experience in the venture capital industry and his years of international business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Board of Directors Meetings and Committees

Our Board of Directors held a total of 12 meetings during 2016. During 2016, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” under the applicable NASDAQ and SEC rules: J. Thomas Bentley, E. Thomas Fisher, Penelope A. Herscher, Charles Kissner, David Shrigley and Eric Stang.

Currently, each of the committees of our Board of Directors is composed of independent directors as follows:

	Audit Committee:	J. Thomas Bentley (Chair) Charles Kissner David Shrigley

	Compensation Committee:	Charles Kissner (Chair) E. Thomas Fisher David Shrigley

	Corporate Governance/ Nominating Committee:	Eric Stang (Chair) Penelope A. Herscher

	Corporate Development Committee:	Penelope A. Herscher (Chair) E. Thomas Fisher David Shrigley

Director Qualifications	Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/ Nominating Committee may consider appropriate. The Corporate Governance/ Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above.

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders’ interests and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers and employees known as the Code of Business Conduct and Ethics, which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based on our review of these forms, we believe that during fiscal 2016 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Executive Sessions of the Independent Directors

It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

Committees of the Board of Directors

During 2016, our Board of Directors had four standing committees:

•      an Audit Committee,

•      a Compensation Committee,

•      a Corporate Governance/Nominating Committee, and

•      a Corporate Development Committee.

The following describes each committee, its function, its membership, and the number of meetings held during 2016.

Each of the committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at http://investor.rambus.com/corporate-governance.cfm.

Audit Committee

Currently, the Audit Committee is composed of J. Thomas Bentley, Charles Kissner and David Shrigley, with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held 8 meetings during 2016. Its duties include:

•      Reviewing our accounting and financial reporting processes and internal control over financial reporting;

•      Providing oversight and review at least annually of our risk management policies, including our investment policy;

•      Retaining the independent registered public accounting firm, approving their fees, and providing oversight of communication with them;

•      Reviewing the plans, findings and performance of our internal auditors;

•      Reviewing our annual and quarterly financial statements and related disclosure documents; and

•      Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that Mr. Bentley is the Audit Committee “financial expert” and that Mr. Bentley, together with each of Messrs. Kissner and Shrigley, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is an “independent director” under the applicable NASDAQ and SEC rules.

The Audit Committee’s role is detailed in the Audit Committee Charter, which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

Compensation Committee

Currently, the Compensation Committee is composed of E. Thomas Fisher, David Shrigley and Charles Kissner, with Mr. Kissner serving as Chair. Our Board of Directors has determined that each of Messrs. Fisher, Shrigley and Kissner are independent under the rules for compensation committee independence under the applicable NASDAQ and SEC rules. During 2016 and until February 2017, the Compensation Committee consisted of E. Thomas Fisher, Penelope A. Herscher and Charles Kissner, with Ms. Herscher serving as Chair. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers, including the named executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 11 meetings during 2016. Its duties include:

•      Annually reviewing and approving the Chief Executive Officer (“CEO”) and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, and any employment agreements, and any other benefits, compensation or arrangements, as applicable;

•      Administering our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors, including: granting stock options, performance units, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) or other equity compensation to individuals eligible for such grants and amend such awards following their grant; amending the plans; and delegating to appropriate executive officers of the Company the ability to grant awards to non-executive officer employees of the Company pursuant to specific guidelines;

•      Adopting, amending and overseeing the administration of our significant employee benefits programs;

•      Reviewing external surveys to establish appropriate ranges of compensation;

•      Retaining and terminating any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approving the consultant’s fees and other terms of service, as well as obtaining advice and assistance from internal or external legal, accounting or other advisors; and

•      Conducting an annual assessment of the Company’s engagement with compensation consultants retained by the Board and/or management, as applicable, including the nature and extent of services provided, the amount of fees paid and who made or recommended the decision to retain the compensation consultants.

The Compensation Committee uses Semler Brossy Consulting Group, LLC (“SBCG”) to assist in evaluating executive and director compensation, and has determined that SBCG is an independent consultant under applicable NASDAQ rules.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation, including the role of SBCG, is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation	During 2016, there were no interlock relationships by our Compensation Committee members. Please see the Compensation Discussion and Analysis section of this Proxy Statement for further discussion.

Corporate Governance & Nominating Committee

Currently, the Corporate Governance/Nominating Committee is composed of Eric Stang and Penelope A. Herscher, with Mr. Stang serving as Chair. Our Board of Directors has determined that each of Ms. Herscher and Mr. Stang are “independent” under applicable NASDAQ and SEC rules. During 2016 and until February 2017, the Corporate Governance/Nominating Committee consisted of David Shrigley and Eric Stang, with Mr. Stang serving as Chair. The Corporate Governance/Nominating Committee held 4 meetings during 2016.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

•      Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

•      Identifying best practices and recommending corporate governance principles;

•      Overseeing the evaluation of the Board of Directors; and

•      Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

Identifying and Evaluating Nominees For Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including those discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees.

Stockholders may propose director candidates for general consideration by the Corporate Governance/Nominating Committee by submitting in proper written form the individual’s name, qualifications, and the other information set forth below in “Consideration of Stockholder Nominees to the Board” to the Secretary/General Counsel of the Company. The Corporate Governance/Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Consideration of Stockholder Nominees to the Board

Stockholders may nominate directors for election at an annual meeting or at a special meeting at which directors are to be elected or re-elected, provided that the advance notice requirements for director nominations set forth in the Company’s bylaws have been met. As summarized below, this advance notice provision requires a stockholder to give timely notice of a director nomination in proper written form to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089, Attention: Secretary/General Counsel.

In order for a stockholder to give timely notice of a director nomination for an annual meeting, the notice must be received by the Secretary/General Counsel at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

In order for a stockholder to give timely notice of a director nomination for a special meeting at which directors are to be elected or re-elected, the notice must be received by the Secretary/General Counsel at the Company’s principal executive offices not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected or re-elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary/General Counsel of the Company must set forth the information required by our bylaws, which we urge you to read in full in order to understand the requirements for making a director nomination.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines require that the Chairperson of the Board not be the CEO of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating or external role or responsibility. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson.

The Board of Directors plays an integral role in our risk oversight processes. The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. In addition, the Audit Committee oversees and reviews at least annually our risk management policies, including our investment policies.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons

Our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, each director and officer is required to complete a Director and Officer Questionnaire on an annual basis and upon any new appointment, and provide quarterly updates, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under applicable NASDAQ and SEC rules.

Corporate Development Committee

Currently, the Corporate Development Committee is composed of Penelope A. Herscher, E. Thomas Fisher, David Shrigley and Michael Farmwald in his capacity as a board member emeritus, with Ms. Herscher serving as Chair. During 2016 and until February 2017, the Corporate Development Committee consisted of E. Thomas Fisher, Charles Kissner and David Shrigley, with Mr. Kissner serving as Chair. The Corporate Development Committee held 6 meetings during 2016.

The duties of the Corporate Development Committee are to:

•      work with management to review and consider potential strategic transactions that are consistent with our growth strategy;

•      review and advise management with respect to our growth strategy; and

•      act as the liaison to the Board of Directors in connection with the Committee’s and management’s activities in this regard.

The Corporate Development Committee’s role is detailed in the Corporate Development Committee Charter which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures as described in this Proxy Statement. The Company currently holds such an advisory vote annually, and this proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Please see the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables and the narrative disclosures that accompany the compensation tables for greater detail about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

We believe that our overall compensation program and philosophy support and help drive the Company’s long-term value creation, business strategy and operating performance objectives. We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While this say-on-pay vote is advisory and does not bind the Company to any particular action, the Board of Directors and the Compensation Committee value your opinion. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Approval of this resolution requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as Proposal Two above. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After careful consideration, our Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Rambus. The Board of Directors’ determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board of Directors believes that stockholder sentiment should be a factor that is taken into consideration by the Board of Directors and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. In addition, we consider this to be a good governance practice. We understand that our stockholders may have different views as to what is the best approach for Rambus, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board of Directors recommends that the advisory vote on executive compensation be held every year.

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. While your vote is advisory and will not bind the Company to any particular action, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board of Directors may decide that it is in the best interests of our stockholders and Rambus to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders based on events and circumstances at such time.

The Board unanimously recommends a vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on named executive officer compensation.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2017.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2016 and December 31, 2015 are as follows:

	Fiscal Year Ended December 31, 2016	Fiscal Year Ended December 31, 2015
Audit Fees (1)	$1,930,325	$1,361,292
Audit-Related Fees (2)	$—	$25,000
Tax Fees (3)	$91,190	$63,705
All Other Fees (4)	$3,300	$3,300

Total Fees	$2,024,815	$1,453,297

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of the effectiveness of internal control over financial reporting and statutory audits in fiscal 2016 and 2015 are included under “Audit Fees.”
(2)	Audit-Related Fees consist of fees related to work performed around the deferred tax asset valuation release.
(3)	Tax Fees primarily relate to tax compliance, tax study, and technical tax advice in both years presented.
(4)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2016 and fiscal 2015, these fees related to license PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Awards, Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Awards, Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity Compensation Plans Approved by Security Holders (1) (2)	11,871,889	$5.51	8,757,011

Total	11,871,889	$5.51	8,757,011

(1)	Data reflects our 2006 Equity Incentive Plan (the “2006 Plan”), our 2015 Equity Incentive Plan (the “2015 Plan”) and our 2015 Employee Stock Purchase Plan (the “2015 ESPP”).
(2)	Our 2006 Plan was replaced by our approved 2015 Plan, but will continue to govern awards previously granted under the 2006 Plan. Any shares forfeited, cancelled, exchanged, surrendered or terminated under the terms of the 2006 Plan will become available for grant under the 2015 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of February 22, 2017, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of February 22, 2017 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Name or Group of Beneficial Owners	Number of Shares Beneficially Owned	Options Exercisable in 60 days	Percentage of Shares Beneficially Owned (1)
BlackRock, Inc (2)	13,264,323	—	11.9%
55 East 52nd Street
New York, NY 10055
Waddell & Reed Financial (3)	11,925,606	—	10.7%
6300 Lamar Avenue
Overland Park, KS 66202
The Vanguard Group (4)	9,334,245	—	8.4%
100 Vanguard Boulevard
Malvern, PA 19355
PRIMECAP Management Company (5)	8,708,272	—	7.8%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105
Ronald Black	1,158,054	1,088,856	1.0%
Rahul Mathur (6)	0	0	*
Laura Stark	271,259	196,247	*
Jae Kim	35,849	19,988	*
Satish Rishi (7)	277,513	202,000	*
Martin Pilling (8)	0	0	*
J. Thomas Bentley (9)	167,262	20,000	*
E. Thomas Fisher	35,284	21,666	*
Penelope A. Herscher (10)	52,582	20,000	*
Charles Kissner (11)	81,092	40,000	*
David Shrigley (12)	67,679	20,000	*
Eric Stang (13)	100,561	40,000	*
All current directors and executive officers as a group (12 persons)	2,247,135	1,668,757	2.0%
Shares Outstanding as of February 22, 2017			111,619,146

*	(Less than 1%)
(1)	Percentage of shares beneficially owned is based on 111,619,146 shares outstanding as of February 22, 2017.

(2)	As reported on Schedule 13G/A on January 17, 2017
(3)	As reported on Schedule 13G/A on February 14, 2017. The Schedule 13G/A was filed jointly on behalf of Ivy Investment Management Company, Waddell & Reed Financial Inc., Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. in connection with the beneficial ownership of the Common Stock of Rambus Inc.
(4)	As reported on Schedule 13G/A on February 13, 2017
(5)	As reported on Schedule 13G/A on February 9, 2017.
(6)	Mr. Mathur was appointed as Senior Vice President, Finance and Chief Financial Officer on October 3, 2016.
(7)	Mr. Rishi retired from his position as Senior Vice President, Finance and Chief Financial Officer on August 5, 2016. Includes 3,000 shares held in trust for which Mr. Rishi serves as a trustee.
(8)	Mr. Pilling served as Interim Chief Financial Officer from August 5, 2016 to October 3, 2016.
(9)	Includes 127,262 shares held in trust for which Mr. Bentley serves as a trustee and 20,000 shares held in partnership for which Mr. Bentley serves as a partner.
(10)	Includes 32,582 shares held in trust for which Ms. Herscher serves as a trustee.
(11)	Includes 41,092 shares held under an LLC for which Mr. Kissner serves as owner.
(12)	Includes 4,300 shares gifted to foundation for which Mr. Shrigley serves as principal.
(13)	Includes 60,561 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of February 22, 2017, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Ronald Black, Ph.D.	53	President and Chief Executive Officer. Dr. Black has served as our chief executive officer and president since June 2012 and as a director since July 2012. Dr. Black was previously the Managing Director of R.D. Black & Company, a consulting firm, since August 2011. From September 2010 to August 2011, Dr. Black was the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace. From June 2009 to October 2010, Dr. Black served as Chairman and CEO of UPEK, Inc. Dr. Black currently serves as a board member of Energy Focus Inc, a publicly held LED lighting technology developer, Ultratech, Inc., a publicly held company that designs, builds and markets manufacturing systems of the global technology industry, Microfabrica Inc., a privately held high precision metal parts fabricator, and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms. From 2012 to March 2015, Dr. Black served on the board of EnOcean GmbH, a German-based company that manufactures and markets energy harvesting technology, sensors, and radio frequency communication. From September 2010 to November 2012, he served as a board member of AuthenTec, Inc., which he joined following the AuthenTec-UPEK merger in September 2010 and from 2007 to 2013, he served as a board member of Inside Contactless, a France-based company engaged in the semiconductors and information technology industry. From September 2004 to June 2009, he was chief executive officer of Wavecom S.A., a publicly traded French wireless solutions company. Dr. Black holds a Bachelor of Science, a Masters of Science, and a Ph.D. in materials science and engineering from Cornell University in Ithaca, N.Y.

Rahul Mathur	43	Senior Vice President, Finance and Chief Financial Officer. Mr. Mathur joined us in his current position in October 2016. Prior to joining us, Mr. Mathur served as senior vice president of finance at Cypress Semiconductor Corp., a provider of embedded memory, microcontroller, and analog semiconductor system solutions, from March 2015 to September 2016, where he was responsible for financial planning and investor relations. From August 2012 to March 2015, Mr. Mathur served as vice president of finance at Spansion, Inc. (later acquired by Cypress Semiconductor Corp.). Mr. Mathur served as vice president of finance at Picaboo Corporation from January 2012 to August 2012 and vice president of finance at CDNetworks Inc. from January 2011 to December 2011. Prior to January 2011, Mr. Mathur held senior finance positions at Telesis Technologies, Inc., NetSuite Inc. and KLA-Tencor Corporation. Mr. Mathur holds a Bachelor of Arts in applied mathematics from Dartmouth College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Laura Stark	48	Senior Vice President, GM, Emerging Solutions Division. Ms. Stark has served in her current position since July 2014. In addition to leading the efforts of overall strategy, including M&A activities, Ms. Stark leads our platform development efforts and long-range research and development as well as oversees our information technology function. From August 2012 to July 2014, she served as our Senior Vice President, Corporate Strategy and M&A. From April 2008 to August 2012, Ms. Stark served as Senior Vice President, Corporate Development, from February 2005 to April 2008 as Senior Vice President, Platform Solutions and from October 2002 to February 2005 as vice president, Memory Interface Division. Ms. Stark held various business and management positions before becoming vice president, Memory Interface Division in October 2002. Prior to joining us, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six year tenure, including technical sales engineer for the Apple sales team and field application engineer for the Sun and SGI sales teams. Ms. Stark holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Jae Kim	46	Senior Vice President, General Counsel and Secretary. Mr. Kim has served as the senior vice president, general counsel and secretary since February 2013 and as our vice president, corporate legal since July 2010. In addition, in December 2016, Mr. Kim assumed responsibility for our human resources and facilities functions. Prior to his tenure at Rambus, Mr. Kim held senior legal positions at Aricent Inc., a privately-held communications technology company and Electronics for Imaging Inc., a digital printing technology company. Mr. Kim has also had significant experience in private practice with the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he advised high technology and emerging growth companies on mergers and acquisitions, private financings, public offerings, securities compliance, public company reporting and corporate governance. Mr. Kim began his legal career as an attorney with the United States Securities and Exchange Commission, Division of Corporation Finance, in Washington, D.C. Mr. Kim is a member of both the California State Bar and New York State Bar, and received a J.D. from the American University, Washington College of Law, and his bachelor’s degree from Boston University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation program in effect for our named executive officers (“NEOs”) who consist of the following executive officers:

•	Ronald Black, Chief Executive Officer and President;

•	Rahul Mathur, Senior Vice President, Finance and Chief Financial Officer;

•	Laura Stark, Senior Vice President, GM, Emerging Solutions Division; and

•	Jae Kim, Senior Vice President, General Counsel and Secretary.

We have also included in our CD&A a discussion of the compensation paid to two other individuals who are included as NEOs for 2016, but were not executive officers through the end of 2016. Satish Rishi, our former Senior Vice President, Finance and Chief Financial Officer, retired from Rambus in August 2016. From August to October 2016, Martin Pilling served as our interim Chief Financial Officer.

Unless otherwise noted, general references to NEOs in this CD&A exclude Mr. Mathur and Mr. Pilling as they were NEOs for a short period in the later part of 2016. References to Mr. Rishi’s, Mr. Mathur’s and Mr. Pilling’s service and compensation reflect the portion of 2016 for which each was employed with the Company.

Our CD&A is organized as follows: (i) Executive Summary, (ii) Our Compensation Philosophy — Pay for Performance, (iii) NEO Compensation Process, (iv) Components of NEO Compensation, and (v) Other Policies and Elements of NEO Compensation.

EXECUTIVE SUMMARY

2016 Business Performance

In 2016, we continued our transition from a pure IP licensing model to one that delivers increasing value to the market through chips, customizable IP cores, software and services. In line with our growth strategy, we acquired four businesses in 2016 in the fields of mobile payments, smart ticketing, memory buffer chips and SerDes IP cores. We also continued to execute on our traditional patent licensing business by signing key license agreements with AMD, Xilinx, and others, demonstrating our ability to extend our partnerships beyond the DRAM industry. Key 2016 financial results included:

•	$337 million in annual revenue;

•	$109 million in pro-forma operating income;

•	32% operating margin; and

•	19% share price increase in 2016 and a 45% share price increase over the last three years.

Executive Compensation Highlights

•

Our compensation mix favors performance-based compensation. Approximately 91% of our CEO’s and on average approximately 74% of our NEOs’ total target compensation was subject to our financial and/or share price performance in 2016.

•

Our annual incentive compensation program is funded based on the achievement of an objective performance target of pro-forma operating income. For 2016, annual incentive compensation under our Corporate Incentive Plan (“CIP”) was funded at 105.8% of target as the Company’s 2016 performance exceeded target.

•

To further align executive compensation with stockholder interests, approximately 52% of our CEO’s and on average approximately 41% of our NEO’s 2016 long-term equity incentive awards consisted of performance units, which become eligible for time-based vesting based on the achievement of an objective performance goal of one-year operating margin. Based on our 2016 operating margin performance, which exceeded target, 116.7% of the target number of performance units granted in 2016 became eligible for time-based vesting.

•	The advisory vote on executive compensation at our 2016 annual meeting received approval from 97% of the votes cast.

•

We maintained high governance standards in our executive compensation practices, including best practices with respect to minimum equity ownership guidelines, perquisites, compensation recovery, independent compensation committee advisors and insider trading. See “Other Policies and Elements of NEO Compensation” below.

OUR COMPENSATION PHILOSOPHY — PAY FOR PERFORMANCE

Our NEO compensation program is designed to align NEO compensation to business objectives and company financial performance and to motivate NEOs to enhance long-term stockholder value. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The principal components of our executive compensation program in 2016 were base salary, annual cash incentive awards and long-term equity incentive awards.

To support our pay-for-performance philosophy, we believe that a substantial portion of total compensation for our executives should be variable and dependent on company and individual performance. In 2016, approximately 91% of our CEO’s and on average approximately 74% of our NEOs’ total target compensation was subject to the Company’s financial and/or share price performance. The charts below show the percentage amounts for salary, annual cash incentive awards, and long-term equity incentive awards for our CEO and other NEOs, in other words, the mix of pay.

CEO	Average of All Other NEOs

NEO COMPENSATION PROCESS

The Role of the Compensation Committee

The Compensation Committee is responsible for determining and approving CEO compensation, approving compensation recommendations for NEOs, recommending to the Board changes to the non-employee director compensation program, approving the overall levels of equity to be granted each year, and determining the amount of funding that will be available for CIP, among other duties expressed in its charter. In performing these duties, the Compensation Committee evaluates the performance of the CEO, and reviews and evaluates the existing NEO compensation programs. The Compensation Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants, and other advisers. The Board of Directors annually evaluates the independence of its members and has determined that each non-executive member of the Board of Directors satisfies the relevant criteria for independence.

In 2016, the Compensation Committee considered multiple factors to ensure that compensation packages, including Mr. Mathur’s new hire package, were consistent with our pay for performance philosophy and that we remain competitive in the market for talent. Important factors considered in these decision-making processes included Company performance, individual leadership and performance assessments, market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels, and equity holdings.

In 2016, the Compensation Committee reviewed comprehensive performance assessments of the NEOs and conducted a review of the CEO’s performance. This assessment included an evaluation of pre-established strategic objectives and review of direct feedback from managers, peers and subordinates. The Compensation Committee also held an annual joint meeting with the full Board of Directors to review and discuss Company leadership development, performance objectives and emergency and long-term succession planning.

The Role of the Independent Compensation Consultant

In 2016, the Compensation Committee continued to retain Semler Brossy Consulting Group, LLC (“SBCG”) to assist in evaluating executive and director compensation, including Mr. Mathur’s new hire compensation package (as further described below). In addition, SBCG prepared materials and analyses for the Compensation Committee on CEO compensation. The Compensation Committee reviewed and approved CEO compensation, and the CEO was not present for any voting or deliberations regarding CEO compensation. SBCG reports directly to the Compensation Committee, and works collaboratively with management and the Compensation Committee. Pursuant to SEC rules, the Compensation Committee has assessed the independence of SBCG, and concluded that no conflict of interest exists that would prevent SBCG from independently representing the Compensation Committee. SBCG does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. SBCG regularly meets with the Compensation Committee outside the presence of management.

The Role of Management

Each year, the CEO and the head of Human Resources present to the Compensation Committee annual performance reviews and compensation recommendations for the then-current NEOs, excluding the CEO. Evaluation of CEO performance and compensation is determined by the Compensation Committee without the presence or consultation of the CEO. Management personnel work with SBCG to prepare compensation information and assessments for the Compensation Committee’s consideration.

In addition, once the Compensation Committee determines the amount of funding available for our CIP, the CEO allocates this funding to each operating or business unit of the Company based on a measurement of each unit’s achievement levels against the unit’s specific performance milestones in relation to the Company’s overall performance targets, and recommends a specific CIP award for each NEO other than himself. The Compensation Committee reviews and assesses the CEO’s proposed CIP award for each NEO.

Peer Group Comparisons

Each year, SBCG, together with senior members of our Human Resources department, defines and assesses the appropriateness of a group of similarly situated companies, referred to as the Compensation Peer Group, for purposes of assisting the Compensation Committee to determine whether the total compensation opportunity available to our NEOs is appropriate and competitive. The Compensation Committee reviews and approves the Compensation Peer Group as recommended by management and SBCG. The Compensation Peer Group for fiscal year 2016 compensation was approved by the Committee in July 2015 and consisted of 15 companies selected based on a number of key attributes, including revenue, technological complexity, industry and business characteristics, market capitalization and number of employees.

2016 Peers

Applied Micro Circuits Corporation	Integrated Device Technology, Inc.	Monolithic Power Systems
Cavium Networks, Inc.	InterDigital, Inc.	Power Integrations Inc.
DSP Group, Inc.	Lattice Semiconductor Corporation	Semtech Corporation
FormFactor, Inc.	M/A-Com Technology Solutions	Silicon Laboratories Inc.
Inphi Corporation	MaxLinear, Inc.	Tessera Technologies, Inc.

The Compensation Committee also reviewed data from the Radford Select Executive Compensation Report to supplement the publicly available Compensation Peer Group data.

The Role of Our 2016 Advisory Vote on Executive Compensation

The advisory vote on executive compensation at our 2016 annual meeting was approved by 97% of the votes cast. The Compensation Committee is committed to ensuring that the Company’s compensation programs are consistent with the Company’s pay for performance philosophy and deliver appropriate results given Company financial performance and business conditions. During the course of our 2016 proxy season, as we have in past years, we continued to engage in ongoing discussions with institutional investors to gather input and feedback on our executive compensation program. Stockholder feedback will remain an important input into the Compensation Committee’s work on the compensation programs for the Company.

COMPONENTS OF NEO COMPENSATION

The Company’s executive compensation program consists of the following components:

•	Annual Base Salary

•	Annual Cash Incentive Compensation — Corporate Incentive Plan

•	Long Term Equity Incentive Compensation

Annual Base Salary

Salaries are provided to employees as compensation for services to the Company and to meet the objectives of attracting and retaining the talent needed to run our Company. The Compensation Committee evaluates base salaries for our NEOs on an annual basis. The Compensation Committee considers a number of factors, including the NEO’s salary history, current compensation levels, responsibilities, experience, individual and Company performance, and market information when determining and approving NEO salary increases. The Compensation Committee also reviews potential changes in our CIP and equity when considering changes in base salary.

For 2016, the Compensation Committee approved an increase in the base salary for Mr. Rishi, who later retired from the company in August of 2016, to reflect individual performance and based on a review of market compensation levels. No other NEOs received increases in their base salary levels for 2016. Please see the section “New CFO Compensation” for further discussion on how Mr. Mathur’s compensation was determined.

For 2017, the Compensation Committee approved increases in the base salary for Mr. Black to reflect individual performance and a review of market compensation levels. Ms. Stark and Mr. Kim also received increases to their base salaries to reflect individual performance, increased responsibilities and a review of market compensation levels. No other NEOs received increases in their base salary levels for 2017, as reflected below under the section “2017 CIP”.

Annual Cash Incentive Compensation — Corporate Incentive Plan

2016 CIP

Our annual cash incentive compensation is designed to motivate and reward our NEOs for achieving our annual financial and business objectives. Consistent with our approach in 2015, annual cash incentive bonuses with respect to 2016 performance were based on the achievement of an objective performance goal of pro-forma operating income. We chose this measure because we believe it provides a meaningful measure of core financial performance and supports our short-term business objectives, which complements the measure of operating margin that we use for our performance unit awards (discussed later under “Long Term Equity Incentive Compensation”) that promotes growth and cost discipline.

Pro-forma operating income is a non-GAAP measure that consists of GAAP operating income, excluding stock-based compensation expense, amortization expense, certain acquisition related expenses, retention bonuses, restructuring expenses, impairment charges, non-cash interest expense and certain other one-time or extraordinary expenses or credits. Other one-time or extraordinary expense or income items may be excluded from pro-forma operating income as determined by the Compensation Committee.

To align payouts with Company performance, plan funding has a sliding scale that provides for annual incentive bonus payouts greater than the target bonus if results are greater than target or less than the target bonus if results are lower than the target. Our CIP funding can range from 0% to 200%. In accordance with the plan, our 2016 CIP was measured at mid-year based on estimated expectations of the full year’s achievement against the performance target. The measurement resulted in a progress payment of 40% of the full year target payment. Final payments for fiscal 2016 reflected actual Company performance in 2016, net of the mid-year performance payment. The 2016 performance targets and results of pro-forma operating income were as follows:

Target	Actual Performance	CIP Funding
$103M	$109M	105.8%

Individual CIP payouts for NEOs varied as identified below based on an assessment of individual performance and the performance of his or her division, business unit or other area of responsibility. In 2016, our NEOs participated in the 2016 CIP for their annual cash incentive compensation on the same terms as other participants.

	2016 CIP Target		2016 CIP Payouts
Executive	2016 CIP Target	% of Base Salary	Total 2016 CIP Payout		% of Total Target CIP
Ronald Black	$618,000	120%	$653,844		105.8%
Rahul Mathur	$270,000	82%	$71,415	(1)	105.8%
Laura Stark	$300,000	100%	$396,360		132.1%
Jae Kim	$230,000	77%	$379,546		165%
Satish Rishi	$280,000	82%	$112,000	(2)	100%(2)
Martin Pilling	$121,500	45%	$67,645	(3)	100%(3)

(1)	Reflects pro-rata payout for 3 months of employment in 2016 at target.
(2)	Reflects first half bonus payment at target. Mr. Rishi retired from the Company in August 2016 and did not receive a second half bonus payment under the 2016 CIP.
(3)	Reflects pro-rata payout for approximately 7 months of employment in 2016 at target.

2017 CIP

Our 2017 CIP will be structured in the same way as our 2016 CIP with Company performance tied to a pre-established pro-forma operating income target in a similar manner as described above. Individual NEO 2017 CIP targets are as follows:

Executive	2017 Base Salary	2017 CIP Target	% of Base Salary	% of Base Salary Increase from 2016	CIP Target Increase from 2016
Ronald Black	$555,000	$666,000	120%	7.8%	7.8%
Rahul Mathur	$330,000	$270,000	82%	0%	0%
Laura Stark	$325,000	$310,000	95%	8.3%	3.3%
Jae Kim	$330,000	$270,000	82%	10%	17.4%

Long Term Equity Incentive Compensation

Our equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders because the value of the equity incentives is based on the price of the Company’s stock. Our equity awards are subject to vesting provisions to encourage executive officers to remain employed with us. To determine annual equity awards with respect to a completed fiscal year, the Compensation Committee reviews each then-current NEO’s performance and contribution during such year, as well as current market information, external competitive circumstances, overall ownership and vesting schedules of existing equity held by the NEO.

The Compensation Committee annually evaluates the structure of the equity compensation program to ensure that grants appropriately support our strategic and financial objectives. NEO annual equity awards granted in February 2016 represented a mix of stock options, RSUs and performance units as an incentive for share price growth and financial performance. In determining the number of shares subject to these grants, the Compensation Committee considered a number of factors, consistent with the approach described above, with a particular focus on individual performance, our stock price and execution of our long-term growth strategy. Our 2016 equity program for our CEO and other NEOs was designed to deliver equity awards as follows:

	Stock Options	Time Based RSUs	Performance Units
CEO	25%	25%	50%
Other NEOs	20%	40%	40%

The program was designed such that 75% of the value of the equity awards (options and performance units) granted to our Chief Executive Officer in 2016 was subject to both the risk of the Company’s financial and stock performance and 60% of the value of the equity awards (options and performance units) granted to our other NEOs in 2016 was subject to both the risk of the Company’s financial and stock performance. Because he joined the Company during the latter part of the 2016 performance period, Mr. Mathur was not granted performance units at the time of hire but did receive options to purchase 60,000 shares of common stock of the Company and 80,000 restricted stock units. Please see the section “New CFO Compensation” for further discussion on how Mr. Mathur’s compensation was determined.

With respect to performance unit awards, a target number of shares of our common stock subject to such units was awarded to each of our NEOs and such units became eligible for time-based vesting based on the Company’s operating margin for the fiscal year period in which the performance unit was awarded. We believe operating margin is a key measure of both growth and cost discipline, which complements our annual CIP bonus plan’s measure of pro-forma operating income. The ultimate number of shares that become eligible for time-based vesting can range from 0% to 150% of target depending on performance relative to target over the applicable period. Time-based vesting takes place after the performance level is achieved and determined to provide additional retention value. 100% of the shares that become subject to time-based vesting, vest on the third anniversary of the date of grant, subject to continued service. The performance units are designed to reward performance by linking grants to an objective Company performance measure while promoting employee retention through subsequent time-based vesting. The 2016 performance unit targets and results of operating margin were as follows:

Target	Actual Performance	Achievement
30%	32%	116.7%

As a result of these performance unit achievements, individual NEOs became eligible for time-based vesting in the following share amounts: Mr. Black-233,400; Ms. Stark-28,432; and Mr. Kim-19,096. See “Separation Agreement with Satish Rishi” below with respect to the treatment of Mr. Rishi’s performance units.

OTHER POLICIES AND ELEMENTS OF NEO COMPENSATION

Benefits

We do not provide any perquisites to NEOs that are not generally available to the broad employee population with the exception of termination benefits and travel reimbursements to Dr. Black pursuant to his employment agreement and termination benefits to the other NEOs based on change of control severance agreements. Our NEOs are eligible to participate in our 401(k) plan, our health and welfare benefits, our Employee Stock Purchase Plan and our User-Owned Personal Computing Devices reimbursement program on the same terms as other eligible employees.

Stock Ownership Guidelines

Our executives are required to hold 50% of after-tax shares realized upon vesting or exercise of equity awards on an after tax basis until they reach the required levels of 5x base salary for the CEO and 3x base salary for the other executive officers. Our executives are required to achieve the required levels within five years of the date such officer assumes their position. For purposes of these guidelines, ownership includes shares owned outright, unvested restricted stock and restricted stock units, and the value of vested and unexercised stock options. As of December 31, 2016, all of our NEOs were in compliance with this policy.

Hedging

As stated in our Code of Business Conduct and Ethics, all of our employees and directors are prohibited from engaging in hedging transactions in Rambus shares, including short sales and purchases of put options.

Equity Grant Policy

Annual equity awards to then-current NEOs are granted on February 1st of each year or the first trading day thereafter. Currently, awards granted consist of stock options, RSUs and performance units. Stock options are priced at the fair market value on the date that the grant becomes effective while RSUs and performance units are full value awards. The number of shares and key terms of the awards are approved by the Compensation Committee prior to the scheduled award date, February 1st or the first trading day thereafter. On occasion, the Compensation Committee approves other equity awards during the year in addition to the annual equity awards, including, for example, in connection with Mr. Mathur’s hiring.

Compensation Recovery

The Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Rambus. The Compensation Committee will adopt a policy that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are promulgated.

Change of Control Payments

Outstanding equity awards for our NEOs, including our CEO, may vest upon a “double-trigger” termination in the event of a change of control pursuant to change of control severance agreements with our executive officers and our CEO’s employment agreement that governs certain change of control severance obligations applicable to him. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Dr. Black’s employment agreement with the Company includes, among other terms, certain payments for Dr. Black in the event of his termination, a change of control of the Company, or both. The Compensation Committee believed that including these provisions in Dr. Black’s employment agreement was appropriate given the context of changes in the Company’s leadership at that time.

See “Executive Compensation Tables — Potential Payments Upon Termination or Change of Control” below for a discussion of potential payments to our NEOs including our CEO.

Separation Agreement with Satish Rishi

Effective August 5, 2016, Mr. Rishi resigned from his position as Senior Vice President, Finance and Chief Financial Officer. In connection with Mr. Rishi’s retirement, the Company and Mr. Rishi entered into a separation agreement. Under the terms of the agreement, Mr. Rishi received (i) a lump sum payment of twelve months of his base salary; (ii) vesting acceleration with respect to restricted stock units, performance units vested and outstanding, unvested and in-the-money stock option grants previously granted to Mr. Rishi; in each case reflecting vesting that would have occurred had Mr. Rishi continued providing services to the Company over the six month period following his separation from the Company; and (iii) payment of COBRA premiums to continue health insurance coverage for 12 months from his separation from the Company. The terms of the separation agreement were the result of arm’s length negotiations between Mr. Rishi and the Company.

New CFO Compensation

Mr. Mathur was appointed Senior Vice President, Finance and Chief Financial Officer, effective October 3, 2016. Mr. Mathur’s new hire compensation package included (i) an annual salary of $330,000, (ii) a 2016 annualized CIP target of 82% of base salary, and (iii) a $50,000 hiring bonus. Mr. Mathur was also granted options to purchase 60,000 shares of common stock of the Company and 80,000 restricted stock units. Because he joined the Company during the latter part of the 2016 performance period, Mr. Mathur was not granted performance units at the time of hire, but participated fully in the 2017 annual compensation cycle along with then current NEOs in the manner described in this CD&A, including the grant of performance units.

In determining Mr. Mathur’s compensation, the Compensation Committee reviewed Compensation Peer Group data and considered factors such as market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role and historical pay levels for the position.

Tax Considerations

Under Section 162(m), a corporation cannot deduct compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million unless such compensation is considered “qualified performance-based compensation” as defined in Section 162(m). Compensation that qualifies as “performance-based” generally must meet the requirement that it is payable only upon attainment of pre-established, objective performance goals under a plan that has been approved by the corporation’s stockholders. The Compensation Committee considers the potential future effects of Section 162(m) when determining NEO compensation and does approve compensation to our NEOs that does not satisfy the requirements of Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation. The Compensation Committee intends to continue evaluating all of our executive compensation and may qualify such compensation as performance based compensation under Section 162(m) to the extent applicable, and so long as the Compensation Committee determines that doing so is in the Company’s best interests.

Compensation Program Risk Evaluation

The Compensation Committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The Committee’s current assessment is that although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The Committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short-term and long-term strategic goals.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee, as of February 15, 2017, reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE Penelope A. Herscher (Chairperson) E. Thomas Fisher Charles Kissner

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows NEO compensation information for 2014, 2015 and 2016.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)		Total
Name and Title	Year	($)	($)	($)	($)	($)		($)
Ronald Black	2016	515,000	3,808,145	1,026,080	653,844	12,634		6,015,703
President and Chief Executive	2015	515,000	2,456,752	550,656	610,000	63,325		4,195,733
Officer	2014	515,000	—	899,783	624,180	12,026		2,050,989

Rahul Mathur(4)	2016	81,442	972,000	242,142	71,415	50,480	(5)	1,417,479
Senior Vice President, Finance and Chief Financial Officer

Laura Stark	2016	300,000	611,102	124,995	396,360	9,870		1,442,327
Senior Vice President, GM, Emerging Solutions Division	2015	299,167	1,021,254	80,304	322,838	47,350		1,770,913
	2014	288,750	—	195,605	240,000	9,720		734,075

Jae Kim	2016	300,000	412,025	83,952	379,546	9,870		1,185,393
Senior Vice President,	2015	299,167	828,262	64,243	217,140	35,589		1,444,401
General Counsel and Secretary	2014	288,750	—	176,045	220,000	9,720		694,515

Satish Rishi(6)	2016	203,622	611,102	124,995	112,000	349,150	(7)	1,400,869
Former Senior Vice President,	2015	325,000	1,021,254	80,304	381,376	44,226		1,852,160
Finance and Chief Financial Officer	2014	325,000	—	195,605	395,000	9,720		925,325

Martin Pilling(8)	2016	157,500	334,600	—	67,645	400		560,145
Former Interim Chief Financial Officer

(1)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Amounts for fiscal year 2016 consist of compensation earned for services rendered in fiscal year 2016 and are based upon the achievement of certain targets under the 2016 Corporate Incentive Plan. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Components of NEO Compensation”
(3)	The details of “All Other Compensation” for NEOs for 2016 are described in this Proxy Statement under “Compensation Disclosure and Analysis” — “Other Policies and Elements of NEO Compensation.”
(4)	Mr. Mathur was appointed as Senior Vice President, Finance and Chief Financial Officer on October 3, 2016.
(5)	Includes a $50,000 hiring bonus pursuant to Mr. Mathur’s Offer Letter, dated September 9, 2016.
(6)	Mr. Rishi retired from his position as Senior Vice President, Finance and Chief Financial Officer on August 5, 2016.
(7)	Includes compensation paid to Mr. Rishi pursuant to his Separation Agreement. See Compensation Disclosure and Analysis” — “Other Policies and Elements of NEO Compensation,” “Satish Rishi Separation Agreement” for a description of these benefits.
(8)	Mr. Pilling served as Interim Chief Financial Officer from August 5, 2016 to October 3, 2016. Amounts shown reflect Mr. Pilling’s seven months of employment in 2016.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the NEOs during 2016. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2016 Year End Table that follows.

										All Other
									All Other	Option
									Stock	Awards;		Grant Date
									Awards;	Number of	Exercise	Fair Value
									Number of	Securities	or Base	of
									Shares or	Underlying	Price of	Stock &
									Stock	Options	Option	Option
			Estimated Future Payouts Under			Estimated Future Payments Under			Units(2)	(2)	Awards	Awards(3)
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			(#)	(#)	($/Sh)	($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald Black	2/1/2016	1/20/2016	N/A	$618,000	$1,236,000	—	—	—	—	220,000	12.31	1,026,080
	2/1/2016	1/20/2016							100,000			1,231,000
	2/1/2016	1/20/2016				50%	100%	150%	200,000			2,462,000
Rahul Mathur	11/1/2016	9/9/2016	N/A	$270,000	$540,000	—	—	—	—	60,000	12.15	242,142
	11/1/2016	9/9/2016							80,000			972,000
Laura Stark	2/1/2016	1/20/2016	N/A	$300,000	$600,000	—	—	—	—	26,800	12.31	124,995
	2/1/2016	1/20/2016							24,364			299,920
	2/1/2016	1/20/2016				50%	100%	150%	24,364			299,920

Jae Kim	2/1/2016	1/20/2016	N/A	$230,000	$460,000	—	—	—	—	18,000	12.31	83,952
	2/1/2016	1/20/2016							16,364			201,441
	2/1/2016	1/20/2016				50%	100%	150%	16,364			201,441
Satish Rishi	2/1/2016	1/20/2016	N/A	$280,000	$560,000	—	—	—	—	26,800	12.31	124,995
	2/1/2016	1/20/2016							24,364			299,921
	2/1/2016	1/20/2016				50%	100%	150%	24,364			299,921
Martin Pilling	7/1/2016	7/1/2016	N/A	$121,500	$243,000	—	—	—	28,000			334,600

(1)	Amounts shown are estimated payouts for fiscal year 2016 to NEOs based on the 2016 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Components of NEO Compensation.” Actual bonuses received by these named executive officers for fiscal 2016 are reported in the Summary Compensation for Fiscal Year 2016 table under the column entitled “Non-Equity Incentive Plan Compensation” and described under “Compensation Discussion & Analysis — Executive Compensation Components.”
(2)	The stock options, restricted stock units and performance units granted on February 1, 2016 were granted as part of the Company’s regular performance review process. The stock options and restricted stock units will vest based on the executive’s continued service to the Company through the applicable vesting dates. The performance unit grants will become earned based upon the performance level achieved tied to the Company’s operating margin for the fiscal year in which the performance unit was awarded and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.
(3)	The value of a stock option, restricted stock unit or performance unit grant is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The exercise price for all options granted to the named executive officer is 100% of the fair market value of the shares on the grant date. The restricted stock unit and performance unit grants are full value awards and do not have an exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2016. Unvested stock awards reported in the Grants of Plan Based Awards table above are also included in the table below.

Name	# of Securities Underlying Unexercised Options (#) Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1)($)
Ronald Black	40,857	179,143	(2)	$12.31	2/1/2026	—		$—
	—	—		$0.00	—	200,000	(3)	$2,754,000
	—	—		$0.00	—	100,000	(4)	$1,377,000
	53,142	66,858	(5)	$11.26	2/2/2025	—		$—
	—	—		$0.00	—	86,933	(6)	$1,197,067
	—	—		$0.00	—	86,933	(7)	$1,197,067
	—	—		$0.00	—	40,908	(8)	$563,303
	161,000	69,000	(9)	$8.76	2/3/2024	—		$—
	181,857	8,143	(10)	$5.46	2/1/2023	—		$—
	595,000	—	(11)	$5.76	7/2/2022	—		$—
	—	297,500	(12)	$5.76	7/2/2022	—		$—
	—	297,500	(13)	$5.76	7/2/2022	—		$—
Rahul Mathur	—	60,000	(14)	$12.15	11/1/2026	—		$—
	—	—		$0.00	—	80,000	(15)	$1,101,600
Laura Stark	4,977	21,823	(2)	$12.31	2/1/2026	—		$—
	—	—		$0.00	—	24,364	(3)	$335,492
	—	—		$0.00	—	24,364	(4)	$335,492
	—	—		$0.00	—	41,274	(16)	$568,343
	7,750	9,750	(5)	$11.26	2/2/2025	—		$—
	—	—		$0.00	—	17,000	(7)	$234,090
	—	—		$0.00	—	12,000	(8)	$165,240
	30,555	15,000	(9)	$8.76	2/3/2024	—		$—
	37,952	2,143	(10)	$5.46	2/1/2023	—		$—
	—	55,000	(17)	$4.13	8/1/2022	—		$—
	—	55,000	(18)	$4.13	8/1/2022	—		$—
	29,333	—	(19)	$7.31	2/1/2022	—		$—
	30,000	—	(20)	$20.93	2/1/2021	—		$—
	30,000	—	(21)	$22.72	2/1/2020	—		$—
	19,465	—	(22)	$8.55	2/2/2019	—		$—
	60,000	—	(23)	$18.69	2/1/2017	—		$—
Jae Kim	3,342	14,658	(2)	$12.31	2/1/2026	—		$—
	—	—		$0.00	—	16,364	(3)	$225,332
	—	—		$0.00	—	16,364	(4)	$225,332
	—	—		$0.00	—	33,441	(16)	$460,483
	2,734	7,800	(5)	$11.26	2/2/2025	—		$—
	—	—		$0.00	—	13,812	(7)	$190,191
	—	—		$0.00	—	9,750	(8)	$134,258
	6,908	13,500	(9)	$8.76	2/3/2024	—		$—
	3,792	1,072	(10)	$5.46	2/1/2023	—		$—
	2,275	643	(10)	$5.46	2/1/2023	—		$—
	—	—		$0.00	—	1,250	(24)	$17,213
	220	—	(25)	$5.63	2/1/2021	—		$—
	485	—	(25)	$5.63	8/2/2020	—		$—
	990	—	(19)	$7.31	2/1/2022	—		$—
Satish Rishi	50,000	—	(10)	$5.46	2/1/2023	—		$—
	45,000	—	(19)	$7.31	2/1/2022	—		$—
	35,000	—	(20)	$20.93	2/1/2021	—		$—
	32,000	—	(21)	$22.72	2/1/2020	—		$—
	40,000	—	(26)	$19.86	2/1/2018	—		$—
	100,000	—	(23)	$18.69	2/1/2017	—		$—
Martin Pilling	—	—		$0.00	—	28,000	(27)	$385,560

(1)	The market value is calculated using the closing price of our Common Stock of $13.77 on December 30, 2016 (the last trading day of 2016), as reported on The Nasdaq Global Select Market (NASDAQ), multiplied by the unvested stock amount.
(2)	The option was granted on February 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2020.
(3)	The performance stock units were granted on February 1, 2016. The number of shares earned will range between 0% to 150% of the target shares granted. Vesting takes place on the third anniversary of the grant date based upon the performance level achieved relative to operating margin for fiscal year 2016 and continued service through the applicable vest date.
(4)	The restricted stock units were granted on February 1, 2016. 25% of the total shares granted will vest annually until fully vested on February 2, 2020.
(5)	The option was granted on February 2, 2015. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2019.
(6)	The performance restricted stock units were granted on February 2, 2015. The number of shares earned was 106.25% of the target shares granted. Vesting will take place on the third anniversary of the grant date if continued service is completed through the applicable vest date.
(7)	The performance stock units were granted on February 2, 2015. The number of shares earned was 106.25% of the target shares granted. Vesting will take place on the third anniversary of the grant date if continued service is completed through the applicable vest date.
(8)	The restricted stock units were granted on February 2, 2015. 25% of the total shares granted will vest annually until fully vested on February 2, 2019.
(9)	The option was granted on February 3, 2014. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 3, 2018.
(10)	The option was granted on February 1, 2013. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2017.
(11)	The option was granted on July 2, 2012. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on July 2, 2016.
(12)	The performance option was granted on July 2, 2012. Shares subject to the option would have fully vested on June 25, 2015 if Rambus’ common stock had previously attained a closing price on NASDAQ of $15.00 or more over any 60 consecutive trading day period. The performance milestone was not achieved by June 25, 2015, therefore the option will become fully vested upon the subsequent date, if any, upon which such performance milestone is achieved prior to June 25, 2017, and if such performance milestone is not achieved prior to June 25, 2017, the option will terminate.
(13)	The performance option was granted on July 2, 2012. Shares subject to the option would have fully vested on June 25, 2015 if Rambus’ common stock had previously attained a closing price on NASDAQ over any 60 consecutive trading day period as follows: 20% will vest with a closing price of $16.00; 20% will vest with a closing price of $17.00; 20% will vest with a closing price of $18.00; 20% will vest with a closing price of $19.00; and 20% will vest with a closing price of $20.00. As the option did not vest in full or partial by June 25, 2015, the option will vest in full or partial if and to the extent the related performance milestones are achieved prior to June 25, 2017, and if the related performance milestones are not achieved prior to June 25, 2017, the unvested portion of the option will terminate.
(14)	The option was granted on November 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on November 1, 2020.
(15)	The restricted stock units were granted on November 1, 2016. 25% of the total shares granted will vest annually until fully vested on November 1, 2020.

(16)	The restricted stock units were granted on December 1, 2015. 25% of the total shares granted will vest annually until fully vested on December 1, 2019.
(17)	The performance option was granted on August 1, 2012. Shares subject to the option would have fully vested on August 1, 2015 if Rambus common stock had previously attained a closing price on NASDAQ of $15.00 or more over any 60 consecutive trading day period. The performance milestone was not achieved by August 1, 2015, therefore the option will become fully vested upon the subsequent date, if any, upon which such performance milestone is achieved prior to August 1, 2017, and if such performance milestone is not achieved prior to August 1, 2017, the option will terminate.
(18)	The performance option was granted on August 1, 2012. Shares subject to the option would have fully vested on August 1, 2015 if Rambus common stock had previously attained a closing price on NASDAQ over any 60 consecutive trading day period as follows: 20% will vest with a closing price of $16.00; 20% will vest with a closing price of $17.00; 20% will vest with a closing price of $18.00; 20% will vest with a closing price of $19.00; and 20% will vest with a closing price of $20.00. As the option did not vest in full or partial by August 1, 2015, the option will vest in full or partial if and to the extent the related performance milestones are achieved prior to August 1, 2017, and if the related performance milestones are not achieved prior to August 1, 2017, the unvested portion of the option will terminate.
(19)	The option was granted on February 1, 2012. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2016.
(20)	The option was granted on February 1, 2011. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2016.
(21)	The option was granted on February 1, 2010. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2015.
(22)	The option was granted on February 2, 2009. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on February 2, 2014.
(23)	The option was granted on February 1, 2007. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on February 1, 2012.
(24)	The restricted stock units were granted on February 1, 2013. 25% of the total shares granted will vest annually until fully vested on February 1, 2017.
(25)	The option was granted on June 22, 2012 pursuant to the Company’s Offer to Exchange program. 1/3rd of the total shares granted vested on June 22, 2013 and the remaining shares continued to vest in equal monthly installments until they were fully vested on June 22, 2015.
(26)	The option was granted on February 1, 2008. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on February 1, 2013.
(27)	The restricted stock units were granted on July 1, 2016. 25% of the total shares granted will vest annually until fully vested on July 1, 2020.

Each of the options and other equity awards reflected on the table above were issued under the 2006 Plan or the 2015 Plan, which are plans that were or are available to all of our employees.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)($)
Ronald Black	—	—	28,400	344,150
Rahul Mathur	—	—	—	—
Laura Stark	32,096	177,136	19,008	237,341
Jae Kim	34,685	187,773	16,647	207,637
Satish Rishi	92,152	449,122	37,849	508,316
Martin Pilling	—	—	—	—

(1)	The value realized equals the market value of our Common Stock on the vesting date multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change of Control

Equity Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in the plans, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2015 Plan and the 2006 Plan, provide that if a successor company assumes outstanding options or awards or substitutes for options or awards with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an “Involuntary Termination” other than for “Cause” within 12 months following the change in control, the option or award will immediately vest and become exercisable as to 100% of the shares subject to the option or award.

Change of Control Severance Agreements

We have entered into change of control severance agreements with our executive officers, except our CEO who has an employment agreement that governs certain change of control severance obligations applicable to him. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal. If we terminate the executive’s employment without “Cause” or the executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s full bonus and commission for the year of termination at target level as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months.

CEO Employment Agreement

Dr. Black’s employment agreement with the Company provides that in the event the Company terminates Dr. Black’s employment with the Company without “Cause” and such termination does not occur within the three months prior to or 12 months following a change of control of the Company, Dr. Black will receive: (i) continued payment (over 12 months) of one year of base salary and 100% of his target bonus, (ii) a monthly $3,000 payment (in lieu of continued employee benefits) for a period of 12 months, and (iii) 12 months additional vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date, provided that all such awards are assumed by the successor company). In the event the Company terminates Dr. Black’s employment with the Company without “Cause” or Dr. Black voluntarily terminates his employment for “Good Reason”, and in either event, such termination occurs within three months prior to or 12 months following a change of control of the Company, Dr. Black will receive: (i) continued payment (over 12 months) of 18 months of base salary and 150% of his target bonus, (ii) a monthly $3,000 payment (in lieu of continued employee benefits) for a period of 18 months, and (iii) 100% vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date, provided that all such awards are assumed by the successor company). If equity awards are not assumed by the successor company in a change of control transaction, the awards will be treated as described under “Equity Acceleration” above.

Potential Change of Control Payments

The value of the benefits that would be payable to Dr. Black assuming a qualifying termination of employment on December 31, 2016 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
No Change of Control	$515,000	$618,000	$8,332,864	$36,000	$9,501,864
Change of Control	$772,500	$927,000	$10,059,853	$54,000	$11,813,353

The value of the benefits that would be payable to our NEOs, except for our CEO, assuming a qualifying termination of employment on December 31, 2016 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Rahul Mathur	$330,000	$270,000	$1,198,800	$6,281	$1,805,081
Laura Stark	$300,000	$300,000	$2,842,359	$21,224	$3,463,583
Jae Kim	$300,000	$230,000	$1,473,394	$32,254	$2,036,648

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1)($)		Total ($)
J. Thomas Bentley	65,000		160,024	(2)	225,024
E. Thomas Fisher	40,000		160,024	(3)	200,024
Penelope Herscher	60,000		160,024	(4)	220,024
Charles Kissner	55,000	(5)	160,024	(6)	215,024
David Shrigley	40,000		160,024	(7)	200,024
Eric Stang	75,000		160,024	(8)	235,024

(1)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Mr. Bentley also had options to purchase an aggregate of 20,000 shares outstanding as of December 31, 2016.
(3)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Mr. Fisher also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2016.
(4)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Ms. Herscher also had options to purchase an aggregate of 20,000 shares outstanding as of December 31, 2016.
(5)	Includes $15,000 annual retainer for Mr. Kissner’s service as Chairman of the Company’s Corporate Development Committee.
(6)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Mr. Kissner also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2016.
(7)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Mr. Shrigley also had options to purchase an aggregate of 20,000 shares outstanding as of December 31, 2016.
(8)	Reflects the compensation costs to be recognized associated with a restricted stock unit award of 12,874 shares of Common stock made on October 3, 2016 with a fair value as of the grant date of $12.43 per share disregarding forfeiture assumptions. Mr. Stang also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2016.

Summary of Director Plan

Annual Retainer. Each independent director receives an annual retainer of $40,000 in cash. The Chairpersons of the Board and Audit Committee each receive an additional annual retainer of $25,000. The Chairperson of the Compensation Committee receives an additional annual retainer of $20,000. The Chairperson of the Corporate Development Committee, which oversees the Company’s acquisition and divestiture activity, beginning in 2016, receives an additional annual retainer of $15,000. The Chairperson of the Corporate Governance and Nominating

Committee receives an additional annual retainer of $10,000. Each annual retainer is paid in quarterly installments. The annual retainers were not increased for 2016.

Annual Equity Grant. Each independent director receives an annual equity grant of such number of RSUs with an approximate fair market value equal to $160,000 at the time of grant. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant. Any newly elected independent director joining our Board of Directors will receive an initial option to purchase 40,000 shares of Common Stock when he or she is first elected as a member of the Board. The term of such options will not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date.

Each of the options granted to our independent directors was issued under the 2006 Plan or the 2015 Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year End — Potential Payments Upon Termination or Change in Control,” the 2006 Plan and the 2015 Plan provide for certain acceleration upon a “change in control” of the Company, as defined under such plans. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan or the 2015 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board in October 2006 and most recently updated in January 2015, each independent director is expected to accumulate and hold an equivalent value of our Common Stock of three times their annual total cash compensation and to achieve this by five years from the date that the director joined the Board. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2016, all of our directors met their ownership requirements.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933, as amended, or the Securities Exchange Act, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2016, which include our consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2016, 2015 and 2014, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS J. Thomas Bentley (Chair) Charles Kissner David Shrigley

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Sunnyvale, California

March 9, 2017

Rambus R
ATTN: SECRETARY
1050 ENTERPRISE WAY, SUITE 700
SUNNYVALE, CALIFORNIA 94089
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/RMBS2017
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19256-P87154 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RAMBUS INC.
The Board of Directors unanimously recommends a “For” vote on Proposals 1, 2 and 4 and “1 Year” on Proposal 3.
1. Election of Directors
Nominees: For Against Abstain
1a. Ronald Black
1b. Penelope A. Herscher
1c. Eric Stang
For Against Abstain
2. Advisory vote to approve named executive officer compensation.
1 Year 2 Years 3 Years Abstain
3. Advisory vote on the frequency of holding an advisory vote on named executive officer compensation.
For Against Abstain
4. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Please sign exactly as your name appears above.
When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
V.1.2

Rambus R
ANNUAL MEETING OF STOCKHOLDERS APRIL 20, 2017
9:00 a.m. Pacific Time
www.virtualshareholdermeeting.com/RMBS2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E19257-P87154
Rambus Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2017.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.
The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 9, 2017, and hereby appoints Ronald Black and Jae Kim, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 20, 2017 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/RMBS2017 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” ON PROPOSAL 3 ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE
V.1.2